Exhibit 23.5

Loral Space & Communications Ltd.
600 Third Avenue
New York, NY 10016

Intelsat, Ltd.
North Tower
90 Pitts Bay Road
Pembroke HM 08, Bermuda

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of the satellites services business operations relating to and conducted with the North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Corporation Ltd. and Subsidiaries (“Loral” or the “Company”) as of September 30, 2003 and for the three-month and nine-month periods ended September 30, 2003 and 2002, as indicated in our report dated November 18, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being included in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

New York, New York
December 11, 2003